                                                              EXHIBIT 11.1


                                 SPYGLASS, INC.
                    COMPUTATION OF NET INCOME PER SHARE (1)




                                                 Year Ended September 30,
                                          ----------------------------------
                                             1996        1995        1994
                                           --------    --------    --------
    Net income                            $3,460,000  $2,176,000  $1,384,000
                                          ----------  ----------  ----------

    Weighted average shares outstanding:
        Common stock                      11,618,800   8,272,876   3,318,952
        Redeemable convertible preferred
          stock                                    -           -   3,448,000
        Common stock equivalents
            calculated by treasury stock
            method applied to option,
            and warrants issued (2)        1,219,292   1,150,542     918,470
                                          ----------  ----------  ----------

    Weighted average common shares and
               equivalents                12,838,062   9,423,418   7,685,422
                                          ----------  ----------  ----------

    Net income per share                       $0.27       $0.23       $0.18



        (1) - This exhibit should be read in conjunction with "Summary of Operations and Significant Accounting Policies-Per Share Information" in Note 1 of the Notes to the Consolidated Financial Statements.

        (2) - Stock options granted prior to the beginning of each reporting period have been included in the calculation of common stock equivalents as if they were outstanding for the entire period (using the treasury stock method).